Filed Pursuant to Rule
424(b)(3)

File No. 333-290858
T. ROWE PRICE OHA FLEXIBLE CREDIT INCOME FUND
(T
HE
“F
UND
”)
C
LASS
 A S
HARES
(T
ICKER
S
YMBOL
: OFLAX)
C
LASS
 D S
HARES
(T
ICKER
S
YMBOL
: OFLDX)
C
LASS
 I S
HARES
(T
ICKER
S
YMBOL
: OFLEX)
S
UPPLEMENT
D
ATED
A
PRIL
22, 2026
TO
THE
F
UND
’
S
P
ROSPECTUS
AND
S
TATEMENT
OF
A
DDITIONAL
I
NFORMATION
D
ATED
M
ARCH
 13, 2026

1.
Effective April 22, 2026, Adam B. Kertzner will no longer serve as chief executive officer, trustee, or portfolio manager of the Fund, and Eitan Arbeter will no longer serve as trustee or portfolio manager of the Fund. Based on the foregoing, effective immediately, all references to Adam B. Kertzner and Eitan Arbeter in the prospectus and SAI are hereby deleted.

2.	Effective April 22, 2026, Alan Schrager, Glenn R. August, Victor Debenedetti, and Chris Kenny have been named as portfolio managers of the Fund.

3.	Effective April 22, 2026, Alan M. Schrager has been appointed as a trustee of the Fund and as the chairman of the Fund’s board of trustees.

4.	Effective April 22, 2026, Greg Leveto has been appointed to serve as the chief executive officer of the Fund.

5.	Effective immediately, the following descriptions of the Fund’s new portfolio managers have been added under the “Investment Personnel” sub-section in the Prospectus.
Alan M. Schrager, Greg Leveto, Glenn R. August, Thomas Brown, Victor Debenedetti, Chris Kenny, Eric Muller, and Adam Nankervis are members of the portfolio management team for the Fund and, as such, they are jointly responsible for setting the investment direction of the Fund and have discretion over the investments in the Fund. Each has portfolio management responsibilities for the Fund that align with their area of expertise to ensure continuity across the range of credit strategies represented in the Fund. This collective expertise spans the Fund’s principal strategies in direct lending, junior capital solutions, asset-based lending, structured credit, special situations and liquid credit. The portfolio management team also has extensive experience managing opportunistic multi-asset mandates that investment across private and public markets like the Fund.
Alan M. Schrager,

Chief Investment Officer
, oversees OHA’s integrated investment platform across liquid credit, private credit and opportunistic strategies. In his role as CIO, Mr. Schrager provides firmwide investment oversight, including chairing multiple investment committees and approving the firm’s largest and most complex investments. He founded OHA’s private credit business and continues to share responsibility for its private credit investment activities. Mr. Schrager serves on various OHA committees, including the executive committee, investment strategy, valuation and compliance committees. Previously, he shared portfolio management responsibilities across the firm’s opportunistic credit, private and liquid mandates. Earlier in his career, he held senior research responsibility for investments across private credit companies, software, industrials and gaming. Prior to joining OHA in early 2003, Mr. Schrager was a Managing Director of USBancorp Libra, where he was responsible for originating, evaluating and structuring private equity, mezzanine and debt transactions and also held several positions at Primary Network, a data CLEC, including Chief Financial Officer and Interim Chief Executive Officer. He previously worked in the Leveraged Finance and High Yield Capital Markets group at UBS Securities, LLC. Mr. Schrager currently serves as Chairman of the Board of Trustees for two OHA registered funds and serves on the Board of Directors of Smile Brands and New Heights Youth, Inc. He earned an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. from the University of Michigan.
Greg Leveto
,
 Portfolio Manager
 & Partner,
serves as an investment professional focusing on asset based finance and sits on OHA’s executive committee. Before joining OHA, Mr. Leveto ran the Transportation,

Infrastructure and Energy Financing group at Deutsche Bank, where he was a Managing Director. He previously worked at Goldman Sachs for eight years, most recently in the Hard Asset Trading group in the Fixed Income division. While at Goldman Sachs, Mr. Leveto also worked as an investment analyst in the Special Asset Group and as an investment banker on the Real Estate, Gaming and Lodging team. He spent the first two years of his career at Land Group Atlanta, a boutique real estate advisory and development firm. Mr. Leveto is on the board of NAMI NYC, an organization focused on mental health awareness and advocacy. He earned a B.S. from the Boston University Questrom School of Business.
Glenn R. August,
Founder
 & Chief Executive Officer,
became CEO of Oak Hill Advisors (OHA) in 1999, following his co-founding of the predecessor firm to OHA in 1987. Under his leadership, OHA has become a leading asset manager across multiple credit strategies, including private credit, leveraged loans, high yield debt, stressed and distressed debt and structured credit. Mr. August heads OHA’s global distressed investment business, chairs the firm’s executive and investment strategy committees and serves on several fund investment committees. He has played leadership roles in numerous restructurings and, since 1987, has served on 18 corporate boards. Mr. August is also actively involved in relationship management across OHA’s global investor base. In 2021, he led the acquisition of OHA by T. Rowe Price Group, Inc. and currently serves on its board of directors. Mr. August’s non-profit activities include serving on the boards of Mount Sinai Medical Center, the Partnership for New York City and Horace Mann School. He is also a member of the Council on Foreign Relations. Mr. August earned an M.B.A. from Harvard Business School, where he was a Baker Scholar, and a B.S. from Cornell University
.
Thomas F. Brown
,
Portfolio Manager
 & Managing Director,
assists in the management of a number of OHA’s portfolios and is the primary trader focused on high yield and distressed bonds, equities and other asset classes. In addition, he is a member of OHA’s allocation, compliance, counterparty risk and treasury committees. Mr. Brown previously worked in the areas of investor relations and new business development at OHA. He earned a B.A., cum laude, from Middlebury College.
Victor Debenedetti,
Portfolio Manager & Managing Director,
serves as an investment professional covering the Healthcare sector. He previously covered the Services, Financials and Insurance Brokerage sectors and initially joined OHA as an analyst in the U.S. leveraged loan trading group. Prior to joining the firm, he worked as a trader in the Emerging Markets Credit Trading Group at Morgan Stanley in London. Mr. Debenedetti currently serves on the Board of Directors for Smile Brands. He earned a B.A. in Economics and History, magna cum laude,
from the University of Pennsylvania.
Chris Kenny,
Portfolio Manager
 & Partner,
serves as an investment professional focused on opportunistic, special situations and distressed investments. He has led numerous high-profile restructuring cases and served on various ad hoc creditor committees. Prior to joining OHA, Mr. Kenny worked at Diameter Capital Partners as a Senior Analyst focused on the energy, pipeline and power sectors as well as litigations/liquidations. Previously, he worked at Aurelius Capital Management as a Research Analyst, at Goldman Sachs as a Vice President in the Leveraged Finance Group and served as a submarine Junior Officer in the United States Navy. Mr. Kenny currently serves on the board of directors for Cricket Valley Energy Center. He holds a B.S. in Electrical Science and Engineering from the Massachusetts Institute of Technology, a J.D. from the University of Virginia School of Law and an M.B.A. from the University of Virginia Darden School of Business, where he won a Shermet Award.
Eric Muller
,
Portfolio Manager
 & Partner, Chief Executive Officer –BDCs,
shares responsibility for leading OHA’s private credit business and has primary management responsibility for OHA’s BDCs. Mr. Muller also serves on the firm’s executive committee. Prior to joining OHA, he worked in Goldman Sachs’ Merchant Banking Division, where he was a Partner in the Private Credit Group, responsible for leading its private senior lending business in North America and managing vehicles that invested across the spectrum of the credit market. Mr. Muller previously worked as a private equity investor for the Cypress Group. Additionally, he serves as a Member of the Board of Trustees for Boston University and on the Investment Committee for the University’s Endowment. Mr. Muller
is Co-Chairman of
the Board of Trustees for StreetSquash, an after-school youth enrichment program. He earned an M.B.A. from Harvard Business School, a J.D. from Harvard Law School and a B.A., summa cum laude, salutatorian, from Boston University.

Adam Nankervis
, Portfolio Manager
 & Partner,
shares portfolio management responsibilities for a number of OHA’s portfolios. He serves on various firm committees including the firm’s new product and business activity committee and several fund investment committees. Previously, Mr. Nankervis had senior research responsibility for the paper and packaging, services, gaming, lodging and real estate industries. He previously worked at Credit Suisse in the Financial Sponsors Group in New York and in the Investment Banking Division in Sydney. Mr. Nankervis earned a Bachelor of Electrical Engineering (First Class Honors) and a Bachelor of Commerce from the University of Melbourne.

6.	Effective immediately, the following information is added to the table under the “Portfolio Management” sub-section in the Statement of Additional Information.

	Number of Accounts	Assets of Accounts (in millions)	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee (in millions)
Alan M. Schrager*
Registered Investment Companies	2	$4,290.7	2	$4,290.7
Other Pooled Investment Vehicles	11	$28,135.8	6	$26,692.8
Other Accounts	54	$25,188.4	39	$12,894.3
Total	67	$57,614.9	47	$43,877.8
Victor Debenedetti*
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Total	0	$0	0	$0
Chris Kenny*
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	0	$0	0	$0
Other Accounts	0	$0	0	$0
Total	0	$0	0	$0
Glenn R. August*
Registered Investment Companies	0	$0	0	$0
Other Pooled Investment Vehicles	3	$6,567.6	3	$6,567.6
Other Accounts	1	$269.7	1	$269.7
Total	4	$6,837.3	4	$6,837.3

*	Commenced service as portfolio manager of the Fund as of April 22, 2026. Information provided is as of December 31, 2025.

7.	Effective immediately, the following information is added to the table under the “Securities Ownership of Portfolio Managers” sub-section in the Statement of Additional Information.

Name	Aggregate Dollar Range of Equity Securities in the Fund (1)
Alan M. Schrager*	None
Victor Debenedetti*	None
Chris Kenny*	None
Glenn R. August*	None

(1)	Dollar ranges are as follows: None, $1–$10,000, $10,001–$50,000, $50,001–$100,000, $100,001–$500,000, $500,001–$1,000,000 or Over $1,000,000.
*	Commenced service as portfolio manager of the Fund as of April 22, 2026. Information provided is as of March 31, 2026.

8.	Effective immediately, the following information is added to the table under the “Board of Trustees and Officers” sub-section in the Statement of Additional Information.

Name, address (1) and age	Position(s) Held with the Trust	Term of Office and Length of Time Served 2	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee	Other Trusteeships Held by Trustee
Interested Trustee (2)
Alan M. Schrager (1968)	Chairman & Trustee	Since 2026	Portfolio Manager & Senior Partner at Oak Hill Advisors (2003–Present)	3	Chairman of the Board of Managers, T. Rowe Price OHA Select Private Credit Fund (2022–present); Chairman of the Board of Managers, OHA Senior Private Lending Fund (U) LLC (2022–present); Board Member, Expro Group Holdings (2018–Present); Board Member, New Heights Youth Inc. (2016–Present); Board Member for Churchill Capital V (2022–Present); Board Member for Churchill Capital VI (2022–Present); Board Member for Churchill Capital VII (2022–Present)

9.
Effective immediately, the following description of the Fund’s new Interested Trustee has been added under the “Biographical Information and Discussion of Experience and Qualifications, etc.”
sub-section
in the Statement of Additional Information.

Interested Trustee
Alan M. Schrager,
 Chairman
 & Trustee
. Alan M. Schrager oversees OHA’s integrated investment platform across liquid credit, private credit and opportunistic strategies. In his role as CIO, Mr. Schrager provides firmwide investment oversight, including chairing multiple investment committees and approving the firm’s largest and most complex investments. He founded OHA’s private credit business and continues to share responsibility for its private credit investment activities. Mr. Schrager serves on various OHA committees, including the executive committee, investment strategy, valuation and compliance committees. Previously, he shared portfolio management responsibilities across the firm’s opportunistic credit, private and liquid mandates. Earlier in his career, he held senior research responsibility for investments across private credit companies, software, industrials and gaming. Prior to joining OHA in early 2003, Mr. Schrager was a Managing Director of USBancorp Libra, where he was responsible for originating, evaluating and structuring private equity, mezzanine and debt transactions and also held several positions at Primary Network, a data CLEC, including Chief Financial Officer and Interim Chief Executive Officer. He previously worked in the Leveraged Finance and High Yield Capital Markets group at UBS Securities, LLC. Mr. Schrager currently serves as Chairman of the Board of Trustees for two OHA registered funds and serves on the Board of Directors of Smile Brands and New Heights Youth, Inc. He earned an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. from the University of Michigan.

10.	Effective immediately, the following information is added to the table under the “Trustee Beneficial Ownership of Shares” sub-section in the Statement of Additional Information.

Name of Trustee	Dollar Range of Equity Securities in the Fund (1)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Family of Investment Companies (1)(2)
Interested Trustee
Alan M. Schrager*	None	$500,001–$1,000,000

(1)	Dollar ranges are as follows: None, $1–$10,000, $10,001–$50,000, $50,001–$100,000, $100,001–$500,000, $500,001–$1,000,000 or Over $1,000,000.

(2)	Beneficial ownership determined in accordance with Rule 16a-1(a)(2) under the Exchange Act.
*	Commenced service as a trustee on April 22, 2026. Information provided is as of March 31, 2026.

11.	Effective immediately, the following information is added to the table under the “Compensation of Trustees” sub-section in the Statement of Additional Information.

Name of Trustee	Aggregate Compensation from the Fund
Interested Trustee
Alan M. Schrager*	None

*	Commenced service as a trustee on April 22, 2026. Information provided is as of March 31, 2026.
PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE